Portions of this Exhibit 10.5 have been omitted based upon a request for confidential treatment. This Exhibit 10.5, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.
Exhibit 10.5

AMENDMENT No. 3 TO AMENDED AND RESTATED PURCHASE AGREEMENT COM0190-10

This Amendment No. 3 to Amended and Restated Purchase Agreement COM0190-10, dated as of March 22, 2013 (“Amendment No. 2”) relates to the Purchase Agreement COM0190-10 (the “Purchase Agreement”) between Embraer S.A. (“Embraer”) and Republic Airline Inc. (“Buyer”) dated January 23, 2013 (collectively referred to herein as “Agreement”). This Amendment No. 3 is between Embraer and Buyer, collectively referred to herein as the “Parties”.

Except as otherwise provided for herein all terms of the Purchase Agreement shall remain in full force and effect. All capitalized terms used in this Amendment No.3, which are not defined herein shall have the meaning given in the Purchase Agreement. In the event of any conflict between this Amendment No. 3 and the Purchase Agreement the terms, conditions and provisions of this Amendment No. 3 shall control.

WHEREAS, Buyer has requested a delay in the effective date of the Purchase Agreement because of a delay in the U.S. Bankruptcy Court hearing regarding the Capacity Purchase Agreement between Buyer and American Airlines, Inc., and Embraer has agreed to such delay.
NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged Embraer and Buyer hereby agree as follows:

1.	PAYMENT
The second paragraph of Article 4.2 of the Purchase Agreement shall be deleted and replaced by the following:
“Any progress payment that would otherwise be due on or before [*] shall be due on [*].”

2.	[*] AGREEMENT
Article 26 of the Purchase Agreement shall be deleted and replaced by the following:
“This Agreement shall be deemed effective [*] (the “Effective Date”).””

3.	COUNTERPARTS
This Amendment No.3 may be executed in counterparts, which together shall constitute a single instrument and shall be governed by and construed in accordance with the laws of the State of New York.

4.	MISCELLANEOUS
All other provisions of the Agreement which have not been specifically amended or modified by this Amendment No. 3 shall remain valid in full force and effect without any change.

[Intentionally left in blank]

IN WITNESS WHEREOF, EMBRAER and BUYER, by their duly authorized officers, have entered into and executed this Amendment No. 3 to Purchase Agreement to be effective as of the date first written above.

Embraer S.A.	Republic Airline Inc.
By/s/ Mauro Kern Junior Name:Mauro Kern Junior Title:Executive Vice-President Engineering and Technology	By/s/ Lars-Erik Arnell__ Name:Lars-Erik Arnell Title: SVP Corporate Development
By/s/ José Luis D' Avila Molina Name:José Luis D' Avila Molina Title:Vice President, Contracts Commercial Aviation	Date: Place:
Date:March 22, 2013 Place:500 José dos Campos, SP, Brazil

Witness: /s/ Leila Abuabara            Witness: _____________________

Name: Leila Abuabara                Name: _______________________

Acknowledged and agreed by Republic Airways Holdings Inc. with respect to all terms of this Amendment No. 3, in its capacity as “Guarantor” pursuant to the Guaranty by it to Embraer dated January 23, 2013.

Republic Airways Holdings Inc.

By    /s/ Lars-Erik Arnell
Name:     Lars-Erik Arnell
Title: SVP Corporate Development

Witness: _____________________
Name: _______________________